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                                    EXHIBIT 5


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                           Drinker Biddle & Reath LLP
                              105 College Road East
                                  P.O. Box 627
                            Princeton, NJ 08542-0627
                            Telephone: (609) 716-6500
                               Fax: (609) 799-7000

                                  June 30, 1998

Integra LifeSciences Corporation
105 Morgan Lane
Plainsboro, NJ  08536

Gentlemen:

                  We have acted as counsel to Integra LifeSciences Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 1,000,000 shares of Common Stock of the Company, par value $.01 per share (the "Option Shares"), issuable upon the exercise of options under the Company's 1998 Stock Option Plan (the "1998 Plan") and relating to 500,000 shares of Common Stock (the "Employee Shares" and, together with the Option Shares, the "Shares") issuable under the Company's Employee Stock Purchase Plan (the "Employee Plan"). The 1998 Plan and the Employee Plan are hereinafter referred to as the "Plans."

                  In that capacity, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the By-laws of the Company, each as amended through the effective date of the Registration Statement, resolutions of the Company's Board of Directors, and such other documents and corporate records relating to the Company and the issuance and sale of the Shares as we have deemed appropriate. This opinion is based exclusively on the General Corporation Law of the State of Delaware.

                  In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company.

                  Based upon the foregoing and in consideration of such questions of law as we have deemed relevant, we are of the opinion that the issuance of the Shares by the Company upon the exercise of stock options properly granted under either of the Plans has been duly authorized by the necessary corporate action of the Board of Directors and stockholders of the Company, and such Shares, upon exercise of such options and payment therefor in accordance with the terms of the Plan under which such options were granted, will be validly issued, fully paid and nonassessable by the Company.

                  We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act.

                  We advise that William M. Goldstein, Esq., a partner in our firm, is the Secretary of the Company and was a director of the Company until May 18, 1998. Mr. Goldstein currently owns 18,250 shares of the Company's Common Stock.

                                Very truly yours,

                                /s/ DRINKER BIDDLE & REATH LLP
                                DRINKER BIDDLE & REATH LLP